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FOR IMMEDIATE RELEASE

LUXEYARD APPOINTS RETAIL TECHNOLOGY VETERAN JERRY WILKERSON

AS ITS CHIEF OPERATING OFFICER

LOS ANGELES, August 24, 2012 – LuxeYard, Inc. (OTCQB: LUXR), a luxury living and style flash site, announced the appointment of Jerry Wilkerson, LuxeYard’s current CTO/CIO, to the position of Chief Operating Officer, effective today.  The company has commenced a search for a replacement CTO, to be filled in October. Wilkerson replaces Steve Beauregard who departed the company to pursue other startup endeavors.

Jerry Wilkerson, an executive at LuxeYard since the company’s launch in 2011, has more than ten years experience in retail technology and was the founder of HomeLoft, an online discount leather furniture company.

“We are entering into a new era of social commerce for online retail and I’m thrilled to be part of a company that is leading the trend,” said Jerry Wilkerson. “As LuxeYard continues to expand its innovative consumer-driven model to new heights, it will be a pleasure and honor to navigate these exciting new waters with a talented and intelligent team.”

“We are fortunate to have such rich talent for a competitive and innovative online retail marketplace, and are very pleased with Jerry’s appointment to the COO role,” said LuxeYard, Inc. CEO Braden Richter. “He is an exceptional leader in the online retail space, making this a seamless transition for the Company. We are eager to see his continued contributions to LuxeYard as COO and to helping further propel our business to a more productive and profitable future.”

He added, “On behalf of our entire team, we would like to thank Steve for his hard work and service over the past year. We wish him well as he moves onto other endeavors.”

“Applying my years of startup expertise at the critical early stages of the company has set the foundation for growth,” said Steve Beauregard. “I am thankful for the opportunity to drive such unique social commerce concepts and see the online retail innovations take hold from inside the company. Furthermore, it has been an honor to work with so many talented people and I’m very much looking forward to watching LuxeYard grow, expand and continue to disrupt the flash sales space with innovation and success.”

ABOUT LUXEYARD, INC.

LuxeYard is a members-only luxury style and living online flash sales style destination that provides access to distinctive, eclectic and curated apparel and home décor, direct from manufacturers to consumers at discounted prices. It offers online shoppers direct access to the quintessential fashion boutique culture and allows them to play a decisive role in the availability, pricing, and selection of luxury fashion and home furnishings through its innovative product-on-demand concierge service and group buying capability that brings low-priced luxury goods to the masses. LuxeYard caters to savvy shoppers with sophisticated tastes and provides them access to the life they want. Please visit www.luxeyard.com for more information.

Investors can register to receive news releases by visiting: http://www.luxeyard.com/investors/signup.php.

Forward-Looking Statements

This press release contains forward-looking statements about our performance, which involve risks and uncertainties, and actual results could differ materially from those discussed. Factors that could cause or contribute to such differences include, but are not limited to, the factors included under the headings "Risk Factors" in our Form S-1, filed with the Securities and Exchange Commission on June 15, 2012, a copy of which may be obtained by visiting the SEC's web site at www.sec.gov. LuxeYard's actual results could differ materially from those predicted or implied and reported results should not be considered as an indication of future performance.

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